Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE CARVE-OUT BUSINESS

As previously reported, on March 23, 2016, Mercury Systems, Inc. (“Mercury”) and Microsemi Corporation (“Microsemi”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Microsemi has agreed to sell all the membership interests in Microsemi LLC - RF Integrated Solutions (“RF LLC”) to Mercury (the “Acquisition”) for $300 million in cash on a cash-free, debt-free basis, subject to a working capital adjustment. RF LLC, directly and through subsidiaries, operates embedded security, RF and microwave, and custom microelectronics businesses of Microsemi (the “Carve-Out Business”). Set forth below is a Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Carve-Out Business.

References in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Carve-Out Business” section to “we,” “our,” “us,” and the “Company” refer collectively to Microsemi LLC – RF Integrated Solutions and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated. The Company consists of multiple legal entities operating under the Power and Microelectronics Group within Microsemi Corporation. This “Management’s Discussion and Analysis of Financial Condition and Results of Operation of the Carve-Out Business” should be read in conjunction with the audited and unaudited quarterly financial statements for the Carve-Out Business included as Exhibits 99.2 and 99.3, respectively, to the Form 8-K filed by Mercury on April 4, 2016.

Certain information discussed below may constitute “forward-looking statements” within the meaning of federal securities laws. Please refer to the cautionary language on forward-looking statements set forth in the Current Report on Form 8-K dated April 4, 2016, to which this Exhibit 99.6 has been filed as an exhibit.

Overview

We are a leader in the design, development, and production of sophisticated electronic subsystems and components for defense prime customers. We design, develop, and manufacture innovative electronic components and subsystems for inclusion in high technology products for defense and aerospace markets. Our defense electronics solutions include high-density memory modules, secure solid state drives, secure GPS receiver modules, high power Radio Frequency (“RF”) amplifiers, millimeter wave modules and subsystems, and specialized software and firmware for anti-tamper applications. Our customers, which include many significant defense military prime contractors, outsource many of their defense electronic design and manufacturing requirements to us as a result of our specialized capabilities in packaging electronics for environments that are constrained in terms of size, weight and power (“SWaP”) requirements, a focus on security and the unique requirements of defense applications, and expertise in RF and microwave. Our products and technologies are used in a variety of defense applications, including missiles and precision munitions, fighter and surveillance aircraft, airport security portals, and advanced electronic systems for radar and electronic warfare.

We are primarily the combination of acquisitions made by Microsemi Corporation of White Electronic Designs Corporation, AML Communications, Endwave Defense Systems, and Arxan Defense Systems, Inc. We provide products in three distinct technology areas that are highly synergistic and work closely together to accelerate growth and advance next generation technologies. Our three technology focus areas are:

•	Custom Microelectronics. Our custom microelectronics products, designed and manufactured in our Phoenix, Arizona facility, include size, weight and power (SWaP)-efficient memory modules, secure solid state drives (“SSDs”), secure GPS receiver technologies, and custom solutions for defense and aerospace customers.

•	Radio Frequency and Microwave Solutions. Our RF and microwave solutions products, manufactured in Camarillo, California with an engineering satellite office in San Jose, California, provide high-power, high frequency and broad band RF components and subsystems for defense and homeland security applications.

•	Embedded Security. Our embedded security solutions, provided through our West Lafayette, Indiana facility, include anti-tamper assessment and systems engineering services as well as proprietary firmware and software that we license to defense and commercial customers.

Results of Operations of the Carve-Out Business

Three months ended January 3, 2016 compared to three months ended December 28, 2014

(In thousands)	Three Months Ended January 3, 2016	Three Months Ended December 28, 2014	$ Change	% Change
Revenue	$24,976	$25,240	$(264)	(1)%

Total Costs and Operating Expenses	$21,607	$22,699	$(1,092)	(5)%

Income Tax Provision	$1,044	$995	$49	5%

Revenues

The Carve-Out Business’ revenue for the three months ended January 3, 2016 were $25.0 million, a decrease of $0.3 million, or 1%, compared to the same period in fiscal 2015.

Total Costs and Operating Expenses

The Carve-Out Business’ operating expenses for the three months ended January 3, 2016 were $21.6 million compared to $22.7 million in the same period of the previous year, a decrease of $1.1 million, or 5%. The decrease was driven by $1.0 million in lower amortization expense as a result of intangible assets becoming fully amortized, partially offset by an increase in research and development expenses.

Cost of Sales

Cost of sales were $12.4 million or 50% of revenue for the three months ended January 3, 2016 as compared to $13.0 million or 52% of revenues during the same three month period in fiscal 2015 due to change in mix.

Selling, General and Administrative

Selling, general and administrative expenses were $2.4 million for the three months ended January 3, 2016 compared to $2.3 million during the same period in fiscal 2015 and flat as a percent of revenues.

Research and Development

Research and development costs rose slightly to $2.7 million during the three months ended January 3, 2016 as compared to $2.4 million during the same period in fiscal 2015.

Amortization of Intangible Assets

Amortization of intangible assets was $1.4 million during the three months ended January 3, 2016 compared to $2.4 million during the same period in fiscal 2015 as a result of an intangible asset becoming fully amortized.

Allocated Costs

The Carve-Out Business’ corporate allocated costs for the three months ended January 3, 2016 were $2.7 million as compared to $2.3 million for the same period in fiscal 2015.

Restructuring and Severance Charges

Restructuring and severance charges were $0.0 million in the three months ended January 3, 2016 compared to $0.3 million for the same period in fiscal 2015.

Income Tax Provision

The Carve-Out Business recorded an income tax provision of $1.0 million for three months ended January 3, 2016 as compared to a $1.0 million income tax provision for the same period in fiscal 2015. The effective tax rate for both periods differed from the federal statutory tax rate of 35% primarily due to the impact of research and development credits, state income taxes, valuation allowances, and certain expenses not deductible for income tax purposes.

Year ended September 27, 2015 compared to the year ended September 28, 2014

(In thousands)	Year Ended September 27, 2015	Year Ended September 28, 2014	$ Change	% Change
Revenue	$99,445	$87,209	$12,236	14%

Total Costs and Operating Expenses	$89,011	$93,002	$(3,991)	(4)%

Income tax provision (benefit)	$4,095	$(2,734)	$6,829	250%

Revenues

The Carve-Out Business’ revenues for the year ended September 27, 2015 were $99.4 million, an increase of $12.2 million, or 14%, compared to the previous fiscal year. The increase is primarily driven by higher sales in GPS receivers.

Total Costs and Operating Expenses

The Carve-Out Business’ total cost and operating expenses for the year ended September 27, 2015 were $89.0 million, compared to $93.0 million in the previous fiscal year, a decrease of 4%.

Cost of Sales

Cost of sales for the Carve-Out Business for the year ended September 27, 2015 was $52.2 million compared to $51.9 million during fiscal 2014. Despite 14% higher revenues, cost of sales remained flat due to mix coupled with continued manufacturing efficiencies.

Selling, General and Administrative

Selling, general and administrative expenses were $9.2 million for the year ended September 27, 2015 as compared to $11.9 million for fiscal 2014 due to continued costs saving activities.

Research and Development

Research and development costs were $10.2 million for the year ended September 27, 2015 as compared to $10.9 million during fiscal year 2014 due to cost saving activities.

Amortization of Intangible Assets

Amortization expense was $8.0 million during the year ended September 27, 2015 as compared to $10.8 million during fiscal 2014 due to certain intangible assets becoming fully amortized.

Allocated Costs

The Carve-Out Business’ corporate allocated costs for the year ended September 27, 2015 were $9.0 million compared to $6.4 million during the previous year.

Restructuring and Severance Charges

Restructuring and severance charges were $0.4 million in the fiscal year ended September 27, 2015 compared to $1.1 million during the prior year as restructuring activities wound down.

Income Tax Provision

The Carve-Out Business recorded an income tax provision of $4.1 million for the year ended September 27, 2015 as compared to a $2.7 million income tax benefit for the same period in the previous fiscal year. The effective tax rate for both periods differed from the federal statutory tax rate of 35% primarily due to the impact of research and development credits, state income taxes, valuation allowances, and certain expenses not deductible for income tax purposes.

Year ended September 28, 2014 compared to the year ended September 29, 2013

(In thousands)	Year Ended September 28, 2014	Year Ended September 29, 2013	$ Change	% Change
Revenue	$87,209	$93,623	$(6,414)	(7)%

Total costs and operating expenses	$93,002	$98,864	$(5,862)	(6)%

Income tax (benefit)	$(2,734)	$(2,211)	$(523)	(24)%

Revenue

The Carve-Out Business’ revenue for the year ended September 28, 2014 was $87.2 million, a decrease of $6.4 million, or 7%, compared to the previous fiscal year. The decrease is primarily driven by lower sales for an end of life RF product.

Total Costs and Operating Expenses

The Carve-Out Business’ total costs and operating expenses for the year ended September 28, 2014 were $93.0 million, compared to $98.9 million during the previous fiscal year. The decrease was primarily due to $2.3 million in lower research and development costs and a $1.6 million decline in selling, general and administrative expenses.

Cost of Sales

Cost of sales for the Carve-Out Business were $52.0 million or 60% of revenues during the year ended September 28, 2014 compared to $54.9 million or 59% of revenues in fiscal 2013.

Selling, General and Administrative

Selling, general and administrative expense declined to $11.9 million during the year ended September 28, 2014 from $13.5 million during fiscal 2013 due to cost saving activities initiated during the year.

Research and Development

Research and development costs were $10.9 million for the year ended September 28, 2014 as compared to $13.2 million during fiscal 2013 as the business focused on cost containment.

Amortization of Intangible Assets

Amortization of intangible assets were $10.8 million and $10.9 million for the years ended September 28, 2014 and September 29, 2013, respectively.

Allocated Costs

The Carve-Out Business’ corporate allocated costs for the year ended September 28, 2014 were $6.4 million as compared to $5.4 million during fiscal 2013.

Restructuring and Severance Charges

Restructuring and severance charges were flat at $1.1 million for the years ended September 28, 2014 and September 29, 2013, respectively.

Income Tax Provision

The Carve-Out Business recorded an income tax benefit of $2.7 million for the year ended September 28, 2014 as compared to a $2.2 million income tax benefit for the same period in the previous fiscal year. The effective tax rate for both periods differed from the federal statutory tax rate of 35% primarily due to the impact of research and development credits, state income taxes, valuation allowances, and certain expenses not deductible for income tax purposes.

Liquidity and Capital Resources

Sources of Liquidity and Capital

Cash is managed centrally and most cash generated by the Carve-Out Business was remitted to Microsemi. Such centralized cash management transactions relating to the Carve-Out Business are reflected through the Microsemi net investment in equity. Accordingly, none of the centrally managed cash at Microsemi’s corporate level have been reflected in the Carve-Out Business consolidated financial statements.

Cash Flows

	Three months ended		Year ended
(In thousands)	January 3, 2016	December 28, 2014	September 27, 2015	September 28, 2014	September 29, 2013
Net cash provided by operating activities	$5,762	$2,981	$13,537	$6,223	$9,215
Net cash used in investing activities	$(655)	$(392)	$(1,866)	$(1,860)	$(5,168)
Net cash used in financing activities	$(5,107)	$(2,589)	$(11,671)	$(4,363)	$(4,047)
Net increase in cash and cash equivalents	$—	$—	$—	$—	$—
Cash and cash equivalents at end of period	$—	$—	$—	$—	$—

Net cash provided from operating activities was $5.8 million and $3.0 million for the three month periods ended January 3, 2016 and December 28, 2014, respectively. Cash provided from operating activities for the years ended September 27, 2015, September 28, 2014 and September 29, 2013 were $13.5 million, $6.2 million and $9.2 million, respectively.

Net cash used in investing activities was $0.7 million and $0.4, million for the three month periods ended January 3, 2016 and December 28, 2014, respectively. Cash used in investing activities for the years ended September 27, 2015, September 28, 2014 and September 29, 2013 were $1.9 million, $1.9 million and $5.2 million, respectively.

Cash used in financing activities was $5.1 million and $2.6 million for the three month periods ended January 3, 2016 and December 28, 2014, respectively. Cash used in financing activities for the years ended September 27, 2015, September 28, 2014 and September 29, 2013 were $11.7 million, $4.4 million and $4.0 million, respectively.

Commitments, Contractual Obligations and Contingencies

The following is a schedule of the Carve-Out Business commitments and contractual obligations outstanding at December 31, 2015:

(In millions)	2016	2017	2018	2019	2020 & Thereafter	Total
Operating lease agreements	$1,179	$1,244	$1,259	$1,250	$1,000	$5,932

Off-Balance Sheet Arrangements

Other than lease commitments incurred in the normal course of business and certain indemnification provisions, the Carve-Out Business did not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity.

The Carve-Out Business did not have any majority-owned subsidiaries that are not consolidated in the financial statements. Additionally, the Carve-Out Business does not have an interest in, or relationships with, any special purpose entities.

Critical Accounting Policies and Significant Judgments and Estimates

Revenue Recognition

The Carve-Out Business primarily recognizes revenue from customers, including distributors, when title and risk of loss have passed to the customer provided that: 1) evidence of an arrangement exists; 2) delivery has occurred; 3) the fee is fixed or determinable; and 4) collectability is reasonably assured. For substantially all sales, revenue is recognized, net of estimated returns and discounts, at the time the product is shipped.

The Carve-Out Business enters into distribution agreements that permit rights to limited stock rotations, returns, price protection, and volume purchase and other discounts. The Carve-Out Business provides an estimated allowance for these rights and records a corresponding reduction in revenue. The estimated allowance is based on several factors including past history and notification from customers of pending activity. Actual activity under such rights have been within management’s expectations.

Inventory Valuation

Inventories are stated at the lower cost, as determined using the first-in, first-out method, or market. Costs include materials, labor and manufacturing overhead. The carrying value of inventories is evaluated taking into account such factors as historical and anticipated future sales compared with quantities on hand and the price the Carve-Out Business expects to obtain for its products in their respective markets. The Carve-Out Business also evaluates the composition of its inventories to identify any slow-moving, excess or obsolete products. Additionally, inventory write-downs are made based on such judgments for any inventories that are identified as having a net realizable value less than their cost, which is further reduced by related selling expenses. The net realizable value of inventories for ongoing operations has generally been within management’s estimates.

Goodwill, Intangible Assets and Long-Lived Assets

The Carve-Out Business assesses the impairment of long-lived assets whenever events or changes in circumstances indicate their carrying value may not be recoverable from the undiscounted estimated future cash flows expected to result from their use. Judgments and assumptions may be required in identifying those events or changes in circumstances that may trigger impairment. Some of the factors considered include:

•	Significant decrease in the market value of an asset.

•	Significant changes in the extent or manner for which the asset is being used or in its physical condition including manufacturing plant closures.

•	A significant change, delay or departure in our business strategy related to the asset.

•	Significant negative changes in the business climate, industry or economic conditions.

•	Current period operating losses or negative cash flow combined with a history of similar losses or a forecast indicates continuing losses associated with the use of an asset.

If events or circumstances indicate the carrying amount of a long-lived asset group may not be recoverable and the expected undiscounted future cash flows attributable to the asset group are less than the carrying value, an impairment loss equal to the excess of the carrying value of the assets within the asset group over their fair value is recorded. The appropriate asset group is determined based on the lowest level of largely independent cash inflows and outflows of the related assets. Depending on the nature of the primary assets in the asset group, fair value is estimated using one of several approaches including replacement cost, appraised values, market quotes or estimated expected future cash flows using a discount rate commensurate with the risk involved.

The Carve-Out Business accounts for goodwill on an impairment-only approach and amortizes intangible assets with definite useful lives over the benefit period, which approximates straight-line expense over the respective useful lives. Qualitative factors are assessed to determine whether it is more likely than not an indefinite-lived intangible such as goodwill is impaired as the basis for determining whether a qualitative impairment test is required. Definite-lived intangible assets are assessed for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be fully recoverable. Whenever the Carve-Out Business determines that there has been an impairment of goodwill or other intangible assets with indefinite lives, an impairment charge is recorded against earnings. The Carve-Out Business operates as one reporting unit and an impairment charge would equal the excess of the carrying value of goodwill in its one reporting unit over its then fair value. The identification of intangible assets and determination of the fair value and useful lives are subjective in nature and often involve the use of significant estimates and assumptions. The judgments made in determining the estimated useful lives assigned to each class of asset can significantly affect net income. The Carve-Out Business completed its most recent qualitative analysis during the fourth quarter of 2015 and noted no significant factors existed during the fiscal year to indicate it was more likely than not the fair value of the reporting unit is less than its carrying amount.

Income Taxes

In the Carve-Out Business consolidated financial statements, income tax expense and deferred tax balances have been calculated on a separate return basis, although the Carve-Out Business operations have historically been included in the tax returns filed by the respective Microsemi entities of which the Carve-Out Business is a part.

The Carve-Out Business recognizes tax benefits in its financial statements when its uncertain tax positions are more likely than not to be sustained upon audit. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Carve-Out Business recognizes deferred tax assets for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

The Carve-Out Business maintains an income taxes payable to/from account with Microsemi. The Carve-Out Business is deemed to settle current tax balances with the Microsemi tax paying entities in the respective jurisdictions. The Carve-Out Business’ current income tax balances are reflected as income taxes payable and settlements, which are deemed to occur in the year following incurrence, are reflected as changes in the net Microsemi investment in the consolidated balance sheets.

Cost Allocations

Management believes the assumptions and allocations underlying the consolidated financial statements are reasonable and appropriate. The expenses and cost allocations have been determined on a basis that Microsemi and the Carve-Out Business consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Carve-Out Business during the periods presented.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 which provides guidance on how an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services and on accounting for costs to obtain or fulfill a contract with a customer. The ASU also requires expanded disclosure regarding the nature, amount, timing and uncertainty of revenue that is recognized. In July 2015, the FASB decided to delay the effective date of this ASU by one year. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption, with early application permitted as of the original effective date. The Carve-Out Business is currently assessing the adoption and impact of this ASU on its consolidated financial position and results of operations.

In June 2014, the FASB issued ASU 2014-12 which provides guidance on how to account for share-based payment awards where the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015, and early adoption is permitted. The Carve-Out Business is currently assessing the impact of this ASU on its consolidated financial position and results of operations.

In August 2014, the FASB issued ASU 2014-15 which provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Carve-Out Business does not anticipate that adoption of this ASU will impact its consolidated financial position and results of operations.

In July 2015, the FASB issued ASU 2015-11 whose objective is to simplify the subsequent measurement of inventory by using only the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. The Carve-Out Business does not anticipate that adoption of this ASU will impact its consolidated financial position and results of operations.

In September 2015, the FASB issued ASU 2015-16 whose objective is to simplify the accounting for measurement-period adjustments from a business combination. GAAP currently requires that during the measurement period, the acquirer retrospectively adjust provisional amounts recognized at the acquisition date with a corresponding adjustment to goodwill. The acquirer must revise comparative information for prior periods presented in financial statements as needed. ASU 2015-16 eliminates the requirement to retrospectively account for those adjustments. ASU 2015-16 is effective for annual periods beginning after December 15, 2016. The Carve-Out Business elected to early adopt this ASU retrospectively and adoption did not impact its consolidated financial position, results of operations or cash flows.

In November 2015, the FASB issued ASU 2015-17 whose objective is to simplify the presentation of deferred income tax assets and liabilities. ASU 2015-17 requires all deferred tax assets and liabilities, and any related valuation allowance, to be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Carve-Out Business does not anticipate that adoption of this ASU will impact its consolidated financial position and results of operations.